UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15


CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.


                                           Commission File Number 333-112231-06

                     MERRILL LYNCH MORTGAGE INVESTORS, INC.
             (Exact name of registrant as specified in its charter)


  4 World Financial Center 28th Floor, New York, New York 10080 (212) 449-0357 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                               Terwin Mortgage Trust
               Asset-Backed Certificates, Series TMTS 2004-3HE
            (Title of each class of securities covered by this Form)


                                      None
       (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


    Please place an X in the box(es) to designate, the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

  Rule 12g-4(a)(1)(i)                                 Rule 12h-3(b)(1)(i)     X
  Rule 12g-4(a)(1)(ii)                                Rule 12h-3(b)(1)(ii)
  Rule 12g-4(a)(2)(i)                                 Rule 12h-3(b)(2)(i)
  Rule 12g-4(a)(2)(ii)                                Rule 12h-3(b)(2)(ii)
                                                      Rule 15d-6              X

    Approximate number of holders of record as of the certification or notice date: 30

     Pursuant to the requirements of the Securities Exchange Act of 1934, Merrill Lynch Mortgage Investors, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                By:  JPMorgan Chase Bank, N.A. as Securities Administrator
                        and Backup Servicer for:

                     Terwin Mortgage Trust
                     Asset-Backed Certificates, Series TMTS 2004-3HE

                By:   /s/  Pei Huang
                     --------------------------------------------------
              Name:  Pei Huang
             Title:  Assistant Vice President

              Date:  February 25, 2005